UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 31, 2003

INDEPENDENCE HOLDING COMPANY

(Exact name of registrant as specified in its charter)
Delaware	010306	58-1407235
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

96 Cummings Point Road, Stamford, Connecticut		06902
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (203) 358-8000

Item 12. Results of Operations and Financial Condiion.

On July 31, 2003, Independence Holding Company issued a press release announcing financial results for the quarter ended June 30, 2003, a copy of which is attached as Exhibit 99.1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INDEPENDENCE HOLDING COMPANY
/s/ Teresa A. Herbert Teresa A. Herbert Vice President and Chief Financial Officer	Date:	July 31, 2003

Exhibit 99.1

INDEPENDENCE HOLDING COMPANY                                                                                                                                                         CONTACT: TERESA A. HERBERT

96 CUMMINGS POINT ROAD                                                                                                                                                                                                               (203) 358-8000

STAMFORD, CONNECTICUT 06902                                                                                                                                                                        www. Independenceholding.com

NASDAQ - INHO

NEWS RELEASE

INDEPENDENCE HOLDING COMPANY ANNOUNCES RECORD

2003 SECOND QUARTER AND SIX MONTHS NET INCOME FROM OPERATIONS

Stamford, Connecticut, July 31, 2003. Independence Holding Company ("IHC") (NASDAQ: INHO) today reported record 2003 second quarter and six months results.

Operating Results

Net income increased 21% to $4,958,000, or $.63 per share, diluted, for the second quarter of 2003 from $4,093,000, or $.51 per share, diluted, for the second quarter of 2002. Net income from operations (excluding net securities gains) increased 18% in the second quarter of 2003 to $4,731,000, or $.60 per share, diluted, compared to $4,001,000, or $.50 per share, diluted, for the second quarter of 2002. Revenues increased 5% to $48,086,000 from $45,697,000.

Net income increased 17% to $9,395,000, or $1.19 per share, diluted, for the six months ended 2003 from $8,042,000, or $1.00 per share, diluted, for the six months ended 2002. Net income from operations (excluding net securities gains) increased 14% in the six months ended 2003 to $8,947,000, or $1.13 per share, diluted, compared to $7,833,000, or $.98 per share, diluted, for the six months ended 2002. Revenues increased 6% to $90,576,000 from $85,625,000.

Chief Executive Officer's Comments

Roy T. K. Thung, Chief Executive Officer, commented, "We are delighted to report a second consecutive record quarter after our record 2002 year. As previously announced, we are continuing to expand our distribution network and grow our in-force business through the appointment of new MGUs, while maintaining favorable loss ratios. Our 32% owned affiliate, American Independence Corp. (NASDAQ: AMIC), has reported an 11% sequential increase in net income from operations for its first two complete quarters of operations as an insurance holding company, and AMIC has indicated that it remains optimistic about its future results. For these reasons, your management remains quite optimistic as to IHC's operating results for the remainder of this year."

Stockholders' Equity/Book Value

IHC's book value per share increased at June 30, 2003 to $20.99 per share from $20.03 per share at March 31, 2003. IHC marks-to-market all of its fixed income securities; as a result, interest rate changes impact, positively and negatively, stated stockholders' equity.

IHC is a holding company engaged principally in the life and health insurance business and the acquisition of blocks of policies through Standard Security Life Insurance Company of New York and Madison National Life Insurance Company, Inc. Standard Life markets medical stop-loss, long-term and short-term disability, group life and managed health care products. Madison Life sells group life and disability, medical stop-loss, credit life and disability and individual life insurance.

Some of the statements included herein may be considered to be forward looking statements which are subject to certain risks and uncertainties. Factors which could cause the actual results to differ materially from those suggested by such statements are described from time to time in IHC's filings with the Securities and Exchange Commission.

INDEPENDENCE HOLDING COMPANY

SECOND QUARTER REPORT

JUNE 30, 2003

(In Thousands Except Per Share Data)

                                                                                                      Three Months                              Six Months

                                                                                                            Ended                                            Ended

                                                                                                          June 30,                                       June 30,

                                                                                                   2003                     2002                 2003                2002

Revenues	$48,086	$45,697	$90,576	$85,625

Net Income:
Net income from operations (excluding net
securities gains)	$4,731	$4,001	$8,947	$7,833
Net securities gains	227	92	448	209

Net income	$4,958	$4,093	$9,395	$8,042

Basic Income Per Common Share:
Net income from operations	$.61	$.52	$1.15	$1.00
Net securities gains	.03	.01	.06	.03

Net income	$.64	$.53	$1.21	$1.03

Weighted average basic common shares	7,757	7,787	7,787	7,787

Diluted Income Per Common Share:
Net income from operations	$.60	$.50	$1.13	$.98
Net securities gains	.03	.01	.06	.02

Net income	$.63	$.51	$1.19	$1.00

Weighted average diluted common shares	7,901	8,026	7,926	8,008

NOTES:

Net income from operations consists of net income excluding after-tax securities gains and losses. The Company excludes after-tax securities gains and losses as fluctuations in such items are a result of changes in interest rates and management discretion and are not always reflective of the Company's core insurance operations.

As of June 30, 2003, there were 7,737,055 common shares outstanding, net of treasury shares.